Exhibit 99.1

SPRINGLEAF FINANCE CORPORATION
COMPLETES SENIOR NOTES OFFERING

EVANSVILLE, INDIANA. September 25, 2013  — Springleaf Finance Corporation (the “Company”) announced today that yesterday it completed the previously announced private placement of $650 million aggregate principal amount of 7.750% senior notes due 2021 (“2021 notes”) and $300 million aggregate principal amount of 8.250% senior notes due 2023 (“2023 notes” and, together with the 2021 notes, the “notes”). $500 million aggregate principal amount of the 2021 notes and $200 million aggregate principal amount of the 2023 notes were issued in exchange for $700 million aggregate principal amount of the Company’s outstanding 6.90% Medium Term Notes, Series J, due 2017 (the “exchange transaction”). The Company intends to use the net proceeds from the notes offering to pay fees and expenses related to the offering of the notes and the exchange transaction and for general corporate purposes, including the repayment or repurchase of a portion of its outstanding debt.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the exchange transaction and the offering of the notes and the Company’s intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.